Exhibit 99.1
AAON REPORTS RECORD SALES AND EARNINGS FOR 2020

TULSA, OK, February 25, 2021 - AAON, INC. (NASDAQ-AAON), today announced its results for the fourth quarter of 2020.

Financial Highlights:	Three Months Ended December 31,		%	Years Ending December 31,		%
	2020	2019	Change	2020	2019	Change
	(in thousands, except share and per share data)			(in thousands, except share and per share data)
Net sales	$116,700	$122,574	(4.8)%	$514,551	$469,333	9.6%
Gross profit	33,923	36,381	(6.8)%	155,849	119,425	30.5%
Gross profit %	29.1%	29.7%		30.3%	25.4%
Selling, general and admin. expenses	$14,622	$13,114	11.5%	$60,491	$52,077	16.2%
SG&A %	12.5%	10.7%		11.8%	11.1%
Net income*	18,892	17,273	9.4%	79,009	53,711	47.1%
Net income %	16.2%	14.1%		15.4%	11.4%
Effective Tax Rate	26.6%	25.6%		22.5%	19.9%
Earnings per diluted share*	$0.35	$0.33	6.1%	$1.49	$1.02	46.1%
Diluted average shares	53,469,759	52,701,202	1.5%	53,061,169	52,635,415	0.8%
*Includes $4.1 million or $0.08 per share related to a gain from insurance proceeds
	December 31,	December 31,	%
	2020	2019	Change
	(in thousands)
Backlog	$74,417	$142,747	(47.9)%
Cash & cash equivalents & restricted cash	82,288	44,373	85.4%
Total current liabilities	59,033	56,028	5.4%

Net sales for the fourth quarter 2020 decreased to $116.7 million from $122.6 million in 2019 primarily as a result of this year's six additional days of planned plant holiday closure at the end of December 2020. The Company reported diluted EPS of $0.35, up 6.1% from $0.33 in the prior year period. The Company had a gain of $4.1 million, net of profit sharing and taxes, associated with insurance proceeds related to a damaged roof incurred by adverse weather earlier in the year, which impacted our diluted EPS by $0.08.

The Company finished the quarter with a backlog of $74.4 million. The decline in backlog was related to initiatives made to improve productivity and lead times to meet customer delivery expectations. New bookings in the quarter increased 6% compared to the same period one year ago. As of February 1, 2021, our backlog was approximately $103.8 million, compared to $129.2 million at February 1, 2020.

For the twelve months ending December 31, 2020, sales were a record $514.6 million, an increase of 9.6% compared with $469.3 million in 2019. Diluted earnings per share increased 46.1% to $1.49.

Gary Fields, President and CEO, said "We are pleased to report all-time record sales and earnings in 2020 compared to any other year in our Company's history. I am especially proud we achieved these results in a year that presented many challenges to the Company and our end-markets. Achieving organic sales growth of nearly 10% while simultaneously improving our gross margins by 490 basis points to 30.3% is truly an achievement. At the same time, we continued to invest in growth as our capex spend for the year was up 82.4%, amounting to 13.2% of sales."

Mr. Fields continued, "Our fourth quarter results demonstrate demand slowed as we finished the year. The outlook for 2021 continues to present uncertainty, especially for the first half of the year. Architectural billings and nonresidential construction starts in 2020 suggest new construction demand will be soft, particularly in end-markets significantly impacted by the COVID-19 pandemic such as the hospitality and office building markets."

Mr. Fields added "However, new bookings in the fourth quarter still grew year-over-year 6% and demand so far in 2021 has been surprisingly solid. Furthermore, we are starting to see positive signs in our replacement business and certain end-markets like data centers, warehouses and healthcare. We are also well positioned to take advantage of our customers' increased focus on indoor air quality to address COVID challenges, which we expect will drive incremental demand. Finally, ongoing progress in our transition from entrepreneurial leadership to a collaborative team-based management approach, a strengthening sales channel, improved productivity and lead times, new capacity at our Longview, Texas facility and a strong product development pipeline keeps us optimistic on the outlook of our business. While we believe demand will be soft to start the year, we think activity should be moderate in the first half and then accelerate in the second half."

The Company finished 2020 in a strong financial position as evidenced by a current ratio of 3.7:1 at December 31, 2020. We had no debt and unrestricted cash and cash equivalents of $79.0 million as of December 31, 2020. Our capital expenditures during the twelve months ended December 31, 2020 were $67.8 million, as compared to $37.2 million for the same period a year ago, and we anticipate our full-year 2021 capital expenditures will total approximately $70.7 million.

The Company will host a conference call today at 4:15 P.M. (Eastern Time) to discuss the fourth quarter 2020 results. To participate, call 1-833-674-0554 (code 3448509); or, for rebroadcast available through March 5, 2021, call 1-855-859-2056 (code 3448509).

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Forward-Looking Statements
Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties, including risks related to the impact of the error correction, that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended December 31,		Years Ending December 31,
	2020	2019	2020	2019
	(in thousands, except share and per share data)
Net sales	$116,700	$122,574	$514,551	$469,333
Cost of sales	82,777	86,193	358,702	349,908
Gross profit	33,923	36,381	155,849	119,425
Selling, general and administrative expenses	14,622	13,114	60,491	52,077
(Gain) loss on disposal of assets and insurance recoveries	(6,417)	41	(6,478)	337
Income from operations	25,718	23,226	101,836	67,011
Interest income, net	(2)	17	88	66
Other income (expense), net	31	(30)	51	(46)
Income before taxes	25,747	23,213	101,975	67,031
Income tax provision	6,855	5,940	22,966	13,320
Net income	$18,892	$17,273	$79,009	$53,711
Earnings per share:
Basic	$0.36	$0.33	$1.51	$1.03
Diluted	$0.35	$0.33	$1.49	$1.02
Cash dividends declared per common share:	$0.19	$0.16	$0.38	$0.32
Weighted average shares outstanding:
Basic	52,240,829	52,094,125	52,168,679	52,079,865
Diluted	53,469,759	52,701,202	53,061,169	52,635,415

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	December 31, 2020	December 31, 2019
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$79,025	$26,797
Restricted cash	3,263	17,576
Accounts receivable, net of allowance for credit losses of $506 and $353, respectively	47,387	67,399
Income tax receivable	4,587	772
Note receivable	31	29
Inventories, net	82,219	73,601
Prepaid expenses and other	3,739	1,375
Total current assets	220,251	187,549
Property, plant and equipment:
Land	4,072	3,274
Buildings	122,171	101,113
Machinery and equipment	281,266	236,087
Furniture and fixtures	18,956	16,862
Total property, plant and equipment	426,465	357,336
Less: Accumulated depreciation	203,125	179,242
Property, plant and equipment, net	223,340	178,094
Intangible assets, net	38	272
Goodwill	3,229	3,229
Right of use assets	1,571	1,683
Note receivable	579	597
Total assets	$449,008	$371,424

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	12,447	11,759
Accrued liabilities	46,586	44,269
Total current liabilities	59,033	56,028
Deferred tax liabilities	28,324	15,297
Other long-term liabilities	4,423	3,639
New market tax credit obligation	6,363	6,320
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,224,767 and 52,078,515 issued and outstanding at December 31, 2020 and December 31, 2019, respectively	209	208
Additional paid-in capital	5,161	3,631
Retained earnings	345,495	286,301
Total stockholders' equity	350,865	290,140
Total liabilities and stockholders' equity	$449,008	$371,424

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Years Ending December 31,
	2020	2019
Operating Activities	(in thousands)
Net income	$79,009	$53,711
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,634	22,766
Amortization of debt issuance cost	43	7
Provision for credit losses on accounts receivable, net of adjustments	153	91
Provision for excess and obsolete inventories	1,108	1,454
Share-based compensation	11,342	11,799
(Gain) loss on disposition of assets	(6,478)	337
Foreign currency transaction (gain) loss	(12)	(27)
Interest income on note receivable	(24)	(25)
Deferred income taxes	13,027	6,038
Changes in assets and liabilities:
Accounts receivable	19,859	(13,412)
Income taxes	(3,815)	5,129
Inventories	(9,726)	2,557
Prepaid expenses and other	(2,364)	(329)
Accounts payable	(2,155)	280
Deferred revenue	1,010	425
Accrued liabilities	2,203	7,124
Net cash provided by operating activities	128,814	97,925
Investing Activities
Capital expenditures	(67,802)	(37,166)
Proceeds from sale of property, plant and equipment	60	69
Insurance proceeds	6,417	—
Investment in certificates of deposits	—	(6,000)
Maturities of certificates of deposits	—	6,000
Principal payments from note receivable	52	51
Net cash used in investing activities	(61,273)	(37,046)
Financing Activities
Proceeds from financing obligation, net of issuance costs	—	6,614
Payment related to financing costs	—	(301)
Stock options exercised	21,418	12,625
Repurchase of stock	(30,060)	(19,586)
Employee taxes paid by withholding shares	(1,169)	(1,207)
Dividends paid to stockholders	(19,815)	(16,645)
Net cash used in financing activities	(29,626)	(18,500)
Net increase in cash, cash equivalents and restricted cash	37,915	42,379
Cash, cash equivalents and restricted cash, beginning of period	44,373	1,994
Cash, cash equivalents and restricted cash, end of period	$82,288	$44,373